Exhibit 1-2

                  FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                    Consolidated Balance Sheet (Unaudited)
                                 June 30, 2002
                  ------------------------------------------
                                (In Thousands)

ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                   $  18,597
   Receivables:
     Customers                                                      -
     Associated companies                                          9,375
     Other                                                       141,260
   Notes receivable from associated companies                       -
   Material and supplies                                           8,548
   Prepayments and other                                             631
                                                                --------
                                                                 178,411
                                                                --------

INVESTMENTS:
   Nonutility property, net                                       36,159
   Other                                                           5,494
                                                                --------
                                                                  41,653
                                                                --------

DEFERRED CHARGES:
   Goodwill                                                      194,956
   Accumulated deferred income taxes assets                        5,375
   Other                                                            -
                                                                --------
                                                                 200,331
                                                                --------

      TOTAL ASSETS                                             $ 420,395
                                                                ========


LIABILITIES & STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
   Notes payable long-term debt                                $    -
   Short-term borrowings                                           2,712
   Notes payable to associated companies                          34,405
   Accounts payable
     Other                                                        65,210
     Associated companies                                           -
   Accrued taxes                                                   3,902
   Accrued interest                                                 -
   Other                                                          23,165
                                                                --------
                                                                 129,394
                                                                --------

CAPITALIZATION:
   Common stockholders' equity                                   264,635
   Long-term debt                                                 14,127
                                                                --------
                                                                 278,762
                                                                --------

DEFERRED CREDITS:
   Accumulated deferred income taxes                               7,463
   Other                                                           4,776
                                                                --------
                                                                  12,239
                                                                --------

      TOTAL LIABILITIES & CAPITALIZATION                       $ 420,395
                                                                ========


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                                                                   Exhibit 1-2


                  FIRSTENERGY FACILITIES SERVICES GROUP, LLC
                 Consolidated Statement of Income (Unaudited)
                 --------------------------------------------
                                (In Thousands)


                                           Three Months      Six Months
                                              Ended             Ended
                                           June 30,2002     June 30, 2002
                                           ------------     -------------


REVENUES                                     $ 135,712         $ 255,035

Direct costs of revenue                        115,584           219,546
                                               -------           -------

Gross profit                                    20,128            35,489

Selling, general and administrative
   expenses                                     18,203            32,292
Depreciation                                     1,677             3,438
Accrual for loss contracts                        -                 -
                                               -------           -------
Operating income/(loss) before goodwill
   and purchase agreement incentive plans          248              (241)

Purchase agreement incentive plans                 104               494
                                               -------           -------

Operating income/(loss)                            144              (735)

Interest income                                    360               649
Interest expense                                  (624)           (1,339)
Gain/(loss) on sale of fixed assets                (63)             (120)
Other income/(expense)                             146               335
                                               -------           -------
Total other income/(expense)                      (181)             (475)
                                               -------           -------

Income/(Loss) before income taxes                  (37)           (1,210)

Provision for income taxes                         173               158
                                               -------           -------

Net income/(loss)                            $    (210)        $  (1,052)
                                               =======           =======